UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2017

Commission file no. 333-133184-12

Neiman Marcus Group LTD LLC

(Exact name of registrant as specified in its charter)

Delaware	20-3509435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Marcus Square 1618 Main Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 743-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2017, Neiman Marcus Group, Inc. (“Parent”), the indirect parent of the registrant Neiman Marcus Group LTD LLC (the “Company”), and Michael Fung agreed not to renew the consulting agreement pursuant to which Mr. Fung serves as the Company’s Interim Executive Vice President, Chief Financial Officer and Chief Operating Officer.  Accordingly, his service in that role will end effective June 30, 2017.  Mr. Fung’s planned departure from the Company is not the result of any disagreement regarding any matter related to Parent’s or the Company’s operations, policies or practices.

Effective upon Mr. Fung’s departure, T. Dale Stapleton, the Company’s Senior Vice President and Chief Accounting Officer, will serve as Interim Chief Financial Officer until the Company hires a permanent Chief Financial Officer.  Mr. Stapleton will continue to serve as Senior Vice President and Chief Accounting Officer.  A copy of the press release announcing the appointment is included herewith as Exhibit 99.1 and incorporated by reference.

The Company has previously reported the information required by Items 401(b) and (e) of Regulation S-K in the section of its Annual Report on Form 10-K for the fiscal year ended July 30, 2016 entitled “Part III-Item 10.  Directors, Executive Officers and Corporate Governance.”  There are no family relationships or transactions with respect to Mr. Stapleton that would need to be disclosed under Items 401(d) or 404(a) of Regulation S-K.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated May 26, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS GROUP LTD LLC

Date: May 26, 2017	By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President, General Counsel and Corporate Secretary